UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2006

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

61 Moulton Street, Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Consulting Agreement with former Named Executive Officer

Effective September 13, 2006, Curis, Inc. (the “Company”) and Lee Rubin, Ph.D., former Chief Scientific Officer of the Company, entered into a Consulting Agreement (the “Rubin Agreement”) pursuant to which Dr. Rubin agreed to provide periodic consulting services on ongoing Company programs including, but not limited to, the Hedgehog programs and the Wnt program. These services may include, but are not limited to, drug development and screening consulting services, evaluation of lead candidates, and attendance at periodic steering committee meetings. The term of the Rubin Agreement is for a period of three years. Either party may terminate the Rubin Agreement by providing thirty days’ written notice to the other party. In consideration for the services rendered by Dr. Rubin to the Company, the Company agreed to pay Dr. Rubin $1,200 per day for each day of consulting work, or $150 per hour for portions thereof, not to exceed an aggregate of $40,000 for the term of the Rubin Agreement. In addition, on September 13, 2006, in connection with the Rubin Agreement, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (“Board”) granted to Dr. Rubin an option, pursuant to the Company’s 2000 Stock Incentive Plan (the “2000 Plan”), to purchase 250,000 shares of common stock of the Company at an exercise price equal to $1.57, which was the closing price of the common stock of the Company as reported by the NASDAQ Global Market on the date of grant. The exercisability of such stock options is subject to the achievement of specified performance milestones by the Company and is contingent upon Dr. Rubin’s continued service as a consultant.

The foregoing summary of the Rubin Agreement is qualified in its entirety by the full text of the Rubin Agreement, which is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Scientific Advisory Agreement with Member of the Board of Directors

On September 14, 2006, the Company and Joseph M. Davie, Ph.D., M.D., a member of the Board and the current Interim Chief Scientific Officer, entered into a Scientific Advisory and Consulting Agreement (the “Davie Agreement”) pursuant to which Dr. Davie agreed to serve as Chairman of the Company’s Scientific Advisory Board and to provide consulting and advisory services on the Company’s proprietary drug discovery and development programs, including but not limited to the areas of developmental biology, oncology, neurobiology and other therapeutic and diagnostic applications. The term of the Davie Agreement is for a period of five years. Either party may terminate the Davie Agreement by providing thirty days’ written notice to the other party. In consideration for the services rendered by Dr. Davie to the Company, the Company agreed to pay Dr. Davie an annual retainer of $25,000 provided, such retainer to become effective only upon the termination or expiration of that certain Consulting Agreement, dated as of June 19, 2006, between the Company and Dr. Davie, pursuant to which Dr. Davie is currently serving as the Interim Chief Scientific Officer of the Company. In connection with the Davie Agreement, on September 14, 2006, the Board, upon the recommendation of the Compensation Committee, granted to Dr. Davie an option, pursuant to the 2000 Plan, to purchase 35,000 shares of common stock of the Company at an exercise price equal to $1.72, which was the closing price of the common stock of the Company as reported by the NASDAQ Global

Market on the date of grant. The option shall become exercisable as to 6.25% of the shares underlying the option (approximately 2,187 shares) at the end of each three-month period during the Davie Agreement, contingent on Dr. Davie’s continued services to the Company during such three-month period.

The foregoing summary of the Davie Agreement is qualified in its entirety by the full text of the Davie Agreement, which is attached hereto as Exhibit 10.2 and is incorporated into this Item 1.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: September 19, 2006	By:	/s/ Michael P. Gray
Michael P. Gray
Senior Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Consulting Agreement, dated as of September 13, 2006, between Curis, Inc. and Lee Rubin, Ph.D.

10.2	Scientific Advisory Agreement, dated as of September 14, 2006, between Curis, Inc. and Joseph M. Davie, Ph.D., M.D.